THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS. THIS NOTE IS ALSO SUBJECT TO RESTRICTIONS ON TRANSFER AS SET FORTH HEREIN.

                            THE PATHWAYS GROUP, INC.

                          SERIES A SENIOR SECURED NOTE

$5,000,000.00                                              Dated:  July 28, 2000

     FOR VALUE RECEIVED, the undersigned, The Pathways Group, Inc., a company organized under the laws of Delaware (the "Company"), promises to pay to the order of Upgrade International Corporation (the "Holder"), the principal aggregate sum of up to Five Million Dollars ($5,000,000.00), on or before June 30, 2001 (the "Maturity Date") with interest from the date of each advance to the Company at the rate of 10% per annum on such principal amount. Interest shall be computed on the basis of a 365-day year and the actual number of days elapsed. Interest shall be due and payable on the Maturity Date and shall accrue until the entire principal amount is paid. All amounts due and owing hereunder shall be payable in lawful money of the United States of America, in immediately available funds, at the principal office of the Holder or at such other place as the Holder may designate from time to time in writing to the Company. Any payment on this Note coming due on a Saturday, a Sunday or a day which is a legal holiday in the place at which a payment is to be made hereunder shall be made on the next succeeding day which is a business day in such place, and any such extension of the time of payment shall be included in the computation of interest hereunder. This Note is issued pursuant and subject to and is entitled to the benefits of a certain Financing Agreement dated as of June 30, 2000, by and between the Company, Carey F. Daly, II, Jolson Merchant Partners Group, LLC, Harvest Opportunity Partners, L.P., (together, the "Original Parties") as amended by that First Amendment to Financing Agreement dated July 13, 2000 by and between the Original Parties, as amended by that Second Amendment to the Financing Agreement, dated September __, 2000 by and between the Original Parties, Holder and Upgrade Acquisition Inc. ("Sub") (the "Financing Agreement") and a Security Agreement dated as of June 30, 2000, as amended, by and between, among others, the Company and Holder and an Intellectual Property Security Agreement dated as of June 30, 2000, by and between the Original Parties to be amended to afford Holder the security benefits conferred thereon. Capitalized words not defined herein shall have the meanings set forth in the Financing Agreement. Except as otherwise provided in the Financing Agreement, the Notes shall rank senior to or pari passu to all other Indebtedness of the Company whether now outstanding or hereafter incurred.

     1.     General.

     Interest on this Note, computed on the basis of a 365-day year shall be payable on the Maturity Date. The principal of this Note shall be payable in one installment, together with accrued interest, on the Maturity Date.

     This Note may be prepaid in whole or in part at any time and from time to time at the option of the Company without payment of any penalty or premium subject to the terms of that Conversion Agreement between the Company, Holder, and Sub of even date herewith.

     Subject to applicable law, upon and during the occurrence of an Event of Default, this Note shall bear interest, from the date of the occurrence of such Event of Default until such Event of Default is cured or waived, at a rate equal to 12% per annum.

     If, for any reason whatsoever, the interest paid or received on this Note during its full term produces a rate which exceeds the maximum interest rate permitted by law hereunder, the holder of this note shall refund to the payor, or at the Holder's option, credit against the principal of this Note such portion of said interest as shall be necessary to cause the interest paid on this Note to produce a rate equal to such maximum lawful rate.

     2. Covenants. The Company covenants and agrees that, until this Note (including any accrued and unpaid interest) is paid in full:

          2.1 The Company shall preserve and maintain its corporate existence and its rights and franchises.

          2.2 The Company shall comply, in all material respects, with all applicable laws, rules, regulations and orders.

          2.3 The Company shall pay promptly when due (i) all taxes, assessments and governmental charges imposed upon it or upon its property, and
(ii) all claims (including, without limitation, claims for labor, materials, supplies or services) which might, if unpaid, become a Lien (as hereinafter defined) upon its property, unless, in each case, the validity or amount thereof is being contested in good faith by appropriate proceedings and the Company has maintained adequate reserves in accordance with generally accepted accounting principles in the United States consistently applied with respect thereto.

          2.4 The Company shall permit any representative of the Holder to visit and inspect any property of the Company and its subsidiaries and to examine books and records of the Company and its subsidiaries and to make copies and take extracts therefrom, and to discuss the affairs, finances and accounts of the Company and its subsidiaries with officers of the Company, all during reasonable business hours, upon reasonable notice and as often as the Holder may reasonably request, subject, in the case of any proprietary or confidential material, to appropriate measures to ensure the confidentiality thereof

          2.5 The Company shall maintain and keep, or cause to be maintained and kept, its properties in all material respects in good repair, working order and condition, and from time to time make or cause to be made all necessary repairs, renewals, replacements and improvements so that the business carried on in connection therewith may be properly and advantageously conducted at all times. The Company shall conduct continuously and operate actively its business according to good business practices.

          2.6 The Company shall not merge into or consolidate with any other person, or sell, lease or otherwise dispose of all or any substantial part of its property or assets to any other person, other than a merger of any of the subsidiaries into the Company or any other subsidiary of the Company or a sale, lease or other disposition of all or any substantial part of the property or assets by any Subsidiaries to the Company or any other Subsidiary.

          2.7 The Company shall not create, incur, suffer or permit to exist, or assume or guarantee, directly or indirectly, or become or remain liable with respect to any Indebtedness, whether direct, indirect, absolute, contingent or otherwise, except the following: (a) Indebtedness under the Initial Notes, the Line of Credit Notes and the Exchange Notes; (b) Indebtedness secured by liens permitted by Section 2.8; (c) other liabilities existing on the date of this Series A Senior Secured Note and heretofore disclosed to the Holder in writing; (d) current accounts payable and unsecured current liabilities, not the result of borrowing, to vendors, suppliers and persons providing services, for expenditures for goods and services normally required by the Company in the ordinary course of business and on ordinary trade terms; (e) the endorsement of checks or other negotiable instruments in the ordinary course of business and
(f) other contingent obligations not to exceed $50,000 in the aggregate at any one time outstanding.

          2.8 The Company shall not create, incur, assume or suffer to exist, any Lien on any of its property now owned or hereafter acquired to secure any Indebtedness, other than:

               (a) Liens to Holder pursuant to the Security Agreement and Intellectual Property Security Agreement;

               (b)     Liens  existing  on  the  date  hereof;

               (c)     Permitted  Liens;

               (d) Easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering with the ordinary conduct of the business of the Company or any of its Subsidiaries

               (e) Liens arising in connection with the financing of acquisitions of equipment, inventory and other assets in connection with the Company's business; provided such financings do not involve in excess of $25,000 per transaction or $250,000 in the aggregate at any one time; or

               (f) Liens on properties or assets of a person existing at the time such person becomes a Subsidiary or is combined or consolidated with or into the Company or any Subsidiary, and not created in contemplation of such event.

     For purposes of this Series A Senior Secured Note, "Lien" means any mortgage, pledge, security interest, encumbrance, lien, charge or deposit arrangement or other arrangement having the practical effect of the foregoing and shall include the -interest of a vendor or lessor under any conditional sale agreement, capitalized lease or other title retention agreement.

          2.9 The Company shall not make any loan, advance, extension of credit or capital contribution to, or make any Investment in, any person, or make any commitment to make such extension of credit or Investment other than
(a) Permitted Investment Securities; (b) extensions of trade credit in the ordinary course of business; (c) normal and reasonable advances in the ordinary course of business to officers and employees, and (d) Investments in Subsidiaries.

          2.10 The covenants in Sections 2.7, 2.8 and 2.9 notwithstanding, subject to Holder's and Sub's compliance with their lending commitments under the Agreement and Plan of Reorganization between the Company, Sub and Holder of even date herewith (the "Merger Agreement"), the Company shall not (i) create, incur, suffer or permit to exist or assume or guarantee, directly or directly, or become or remain liable with respect to any Indebtedness, (ii) create, incur, assume or suffer to exist any Lien, or (iii) make any loan, advance, extension or credit or capital contribution, that is otherwise prohibited by the terms of the Merger Agreement for so long as such Merger Agreement remains in effect, and has not been terminated pursuant to its terms.

          2.11     The  Company  shall  furnish  to  the  Holder  the following:

               (a) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, an unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as at the end of each such quarter and unaudited consolidated statements of operations and retained earnings and statement of cash flows of the Company and its consolidated subsidiaries for such quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by a senior financial officer of the Company, together with a certificate of such senior financial officer stating that no Event of Default or any event which, with notice or lapse of time or both, would constitute an Event of Default, has occurred and is continuing or, if an Event of Default or such event has occurred and is continuing, a statement as to the nature thereof and the actions taken or planned to be taken by the Company with respect thereto;

               (b) as soon as available and in any event within 120 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its consolidated subsidiaries as at the end of such year and consolidated statements of operations and retained earnings and statement of cash flows of the Company and its consolidated subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such year, certified by the Company's current auditors or other independent public accountants, together with a certificate of such accounting firm stating that in the course of the regular audit of the business of the Company and its consolidated Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards in the United States, such accounting firm has obtained no knowledge that an Event of Default or an event which, with notice or lapse of time or both, would constitute an Event of

Default, or if an Event of Default or such an event has occurred and is continuing, a statement as to the nature thereof, and

               (c) promptly and in any event within two business days after the Company becomes aware of the existence of any Event of Default, any event which, with the giving of notice or the lapse of time or both would constitute an event of default, or any development or other information (other than generally applicable economic or market factors) which is likely to materially and adversely affect the properties, business, prospects, profits or financial condition of the Company or the company's ability to perform its obligations under this Note or the Transaction Documents, telephonic notice specifying the nature of such event of default, event, development or information, including the anticipated effect thereof, which notice shall be promptly confirmed in writing within five days.

     3.     Defaults  and  Remedies.

          3.1     Events  of  Default.  An  "Event  of  Default" shall occur if:

               (a) the Company shall default in the payment of the principal of or interest on this Note, when and as the same shall become due and payable, whether at maturity or by acceleration or otherwise; or

               (b) the Company shall default in the due observance or performance of any other covenant, condition or agreement on the part of the Company to be observed or performed pursuant to the terms of any Transaction Document, and such default shall continue for 30 days after the earlier of (i) the date the Company has knowledge of such default or (ii) the date written notice thereof, specifying such default and, if such default is capable of being remedied, requesting that the same be remedied, shall have been given to the Company by the Holder; provided, that, in either event, such default is not cured within 45 days of the date upon which the default occurred; or

               (c) any representation, warranty, certification or statement made by or on behalf of the Company in any finance documents, or in any certificate or other document delivered pursuant hereto or thereto, shall have been incorrect in any material respect when made unless the same is capable of being cured or corrected and is promptly cured or corrected as soon as the Company has knowledge thereof and prior to being cured or corrected does not have a material adverse effect on the Company; or

               (d) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking
(A) relief in respect of the Company or any of its subsidiaries, or of a substantial part of its property or assets, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other bankruptcy, insolvency, receivership or similar law, (B) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any of its subsidiaries, or for a substantial part of its property or assets, or (C) the winding up or liquidation of the Company or any of its subsidiaries; and such proceeding or petition shall continue undismissed for 60 days, or an order or decree approving or ordering any of the foregoing shall be entered; or

               (e) the Company or any of its subsidiaries shall (A) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other bankruptcy, insolvency, receivership or similar law, (B) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (d) of this
Section 3.1, (C) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any subsidiary, or for a substantial part of its property or assets, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors, (F) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (G) take any action for the purpose of effecting any of the foregoing; or

               (f) one or more judgments for the payment of money in an aggregate amount in excess of $250,000 (not including any amounts covered by insurance) shall be rendered against the Company, any Subsidiary or both and the same shall remain undischarged for a period of 45 days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Company or any of its subsidiaries to enforce any such judgment; or

               (g) the occurrence of any event or the existence of any condition that results in the acceleration of the maturity of any Indebtedness of the Company for borrowed money, the principal of which Indebtedness equals or exceeds $250,000 or, by reason of the expiration of any applicable grace period or otherwise, then enables the holder of such Indebtedness or any person acting on such holder's behalf to accelerate the maturity thereof.

          3.2 Acceleration. If an Event of Default occurs under clauses (d) or (e) of Section 3.1 hereof, then the outstanding principal of and all accrued interest on this Note shall automatically become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are expressly waived. If any other Event of Default occurs and is continuing, the Holder by written notice to the Company may declare the principal of and accrued interest on the Note to be due and payable immediately. Upon such declaration, such principal and interest shall become immediately due and payable. The Holder may rescind an acceleration and its consequences if all existing Events of Default have been cured or waived, except nonpayment of principal or interest that has become due solely because of the acceleration, and if the rescission would not conflict with any judgment or decree.

     4.     Suits  for  Enforcement.

          4.1 Upon the occurrence of any one or more Events of Default, the Holder may proceed to protect and enforce its rights by suit in equity, action at law or by other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Note or in aid of the exercise of any power granted in this Note, or may proceed to enforce the payment of this Note, or to enforce any other legal or equitable right of the Holder.

          4.2 The Holder may direct the time, method and place of conducting any proceeding for any remedy available to itself.

          4.3 In case of any default under this Note, the Company will pay to the Holder such amount as shall be sufficient to cover the costs and expenses of such Holder due to such default, including, without limitation, costs of collection and reasonable fees, disbursements and other charges of counsel.

     5. Remedies Cumulative. No remedy herein conferred upon the Holder is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. To the extent permitted by applicable law, the Company and the Holder severally waive presentment for payment, demand, protest and notice of dishonor.

     6.     Holder:  Transfer.

          6.1 The term "Holder" as used herein shall also include any Permitted Transferee (as hereinafter defined) of this Note whose name has been recorded by the Company in the register referred to in Section 6.2 hereof. The Holder and each Permitted Transferee of this Note acknowledges that this Note has not been registered under the Securities Act, and may be transferred only upon receipt by the Company of an opinion of counsel, which opinion shall be reasonably satisfactory in form and substance to the Company, stating that this Note may be transferred without registration under the Securities Act in reliance on an exemption therefrom. As used herein, a "Permitted Transferee" of a Holder shall mean (A) any person, that directly or indirectly controls, is controlled by or is under common control with the Holder, (B) with respect to a Holder that is a corporation, the stockholders of such corporation, (C) with respect to a Holder that is a limited partnership, the general or limited partners of such partnership and (D) with respect to a Holder that is a limited liability company, the members thereof.

          6.2 The Company shall maintain a register in its office for the purpose of registering the Note and any transfer thereof, which register shall reflect and identify, at all times, the ownership of any interest in the Note. Upon the issuance of this Note, the Company shall record the name of the initial purchaser of this Note in such register as the first Holder. Thereafter, the Company shall duly record the name of a transferee on such register promptly after receipt of notice of a transfer and of the opinion referred to in Section
6.2  hereof.

     7.     Definitions.

     As used herein, unless the context otherwise requires, the following terms have the following respective meanings:

          7.1 Business Day: any day other than a Saturday, Sunday or a day on which national banks are authorized by law to close in the City of San Francisco, State of California.

          7.2 Indebtedness: (a) all indebtedness of the Company for borrowed money; (b) all obligations relative to the face amount of all letters of credit, whether or not drawn, and banker's acceptances issued for the account of the Company; (c) the present value of all obligations issued, undertaken or assumed to pay the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (d) all contingent liabilities of the Company in respect of any of the foregoing;
(e) all capital stock and warrants or other options therefor which have mandatory put or redemption provisions which may be exercised prior to the Maturity Date.

          7.3 Investment: the purchase or acquisition of any securities or indebtedness of, or the making of any loan, advance, transfer of property as a capital contribution to, or the incurring of any liability, contingently or otherwise, in respect of the indebtedness of, any person.

          7.4 Permitted Investment Securities: (a) readily marketable securities issued or fully guaranteed by the United States of America; (b) commercial paper rated "Prime 1" by Moody's Investors Service, Inc. or A-1 by Standard and Poor's with maturities of not more than 180 days; (c) certificates of deposit or repurchase certificates issued by financial institutions reasonably acceptable to the Holder, all of the foregoing not having a maturity of more than one year from the date of issuance thereof, and (d) securities received in settlement of liabilities created in the ordinary course of business.

          7.5 Subsidiary: any corporation or association (a) more than 50% (by number of votes) owned by the Company or one or more of its Subsidiaries, or any other business entity in which the Company or one or more of its Subsidiaries owns more than a 50% interest in either the capital or profits of such business entity, or (b) whose net earnings or portions thereof are consolidated with the net earnings of the Company and are recorded in the books of the Company for financial reporting purposes in accordance with generally accepted accounting principles.

     8. Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by telecopier, facsimile, courier service or personal delivery:

          (a)     if  to  the  Company:

                  The  Pathways  Group,  Inc.
                  1221  North  Dutton  Avenue
                  Santa  Rosa,  California  95401
                  Attn:  Carey  F.  Daly,  II
                  Facsimile:  (707)  546-0658
                  with  a  copy  to:

                  Salans Hertzfeld Heilbronn Christy & Viener
                  620  Fifth  Avenue
                  New  York,  New  York  10020
                  Attn:  Steven  R.  Berger,  Esq.
                  Facsimile:  (212)  307-3308

          (b)     if  to  the  Holder:

                  Upgrade  International  Corporation
                  1411  Fourth  Avenue,  Suite  629
                  Seattle,  WA  98101
                  Attn:  President
                  Facsimile:  (206)  903-3117

                  with  a  copy  to:

                  Ogden  Murphy  Wallace,  P.L.L.C.
                  1601  Fifth  Avenue,  Suite  2100
                  Seattle,  WA  98101-1681
                  Attn:  Shea  Wilson,  Esq.
                  Facsimile:  (206)  447-0215

All such notices and-communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; and when receipt is acknowledged, if telecopied or sent by facsimile. Either party may change the address to which notices, demands and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

     9.     Amendment:  Waivers.

          9.1 No failure or delay on the part of the Company or the Holder in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or the Holder at law, in equity or otherwise.

          9.2 Any amendment, supplement or modification of or to any provision of this Note, any waiver of any provision of this Note and any consent to any departure by the Company from the terms of any provision of this Note, shall be effective (i) only if it is made or given in writing and signed by the Company and the Holder and (ii) only in the specific instance and for the specific purpose for which made or given.

     10. Payments. If the date on which any such payment is required to be made pursuant to the provisions of this Note occurs on a Saturday, Sunday or legal holiday observed in the State of California, such payments shall be due and payable on the immediately succeeding date which is not a Saturday, Sunday or legal holiday so observed.

     11. Holder Representations. By its acceptance hereof, the Holder acknowledges that this Note is being registered under the Securities Act on the ground that the issuance of the Note is exempt from registration under Section 4(2) of the Securities Act as not involving any public offering and that the Company's reliance on such exemption is predicated in part on the representations hereby made to the Company by the Holder that it is acquiring this Note and the Shares into which this Note may be converted for investment for its own account, with no present intention of dividing its participation with others or reselling or otherwise distributing the same, subject, nevertheless, to any requirement of law that the disposition of its property shall at all times be within its control.

     12. Covenants Bind Successors and Assigns. All the covenants, stipulations, promises and agreements in this Note contained by or on behalf of the Company shall bind its successors and assigns, whether so expressed or not.

     13. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of California without regard to the principles of conflicts of law of such State.

     14. Consent to Jurisdiction. The Company hereby irrevocably consents to the nonexclusive jurisdiction of the courts of the State of California and of any federal court located in such State in connection with any action or proceeding arising out of or relating to this Note.

     15. Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

     16. Variation in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

     17. Headings. The headings in this Note are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

                                                 THE PATHWAYS GROUP, INC.


                                                 By:        /s/
                                                    ----------------------------
                                                    Carey  F.  Daly  II
                                                    Title:  President


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